SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2003

Wells Real Estate Fund II-OW

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

0-17876	58-1754703
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 9.    Regulation FD Disclosure

Dear Wells Fund II or Fund II-OW Investor:

Our immediate objective for our Fund II and Fund II-OW investors is to work diligently to position the portfolio for orderly disposition and to then provide you with the available proceeds that result from the sale of the properties.

From a historical perspective, please note that since its inception Fund II has achieved the following results: “A” unit holders in Fund II have received a total of $232.18 per unit and “A” unit holders in Fund II-OW have received $214.57 per unit in cash flow distributions through March 31, 2003; “B” unit holders have been allocated a total of $250.00 in passive tax losses per unit through December 31, 2002.

We are continuing to reserve distributions for Fund II and Fund II-OW to fund anticipated future re-leasing costs at the Louis Rose property that the General Partners felt were necessary to support this objective. During the second quarter we have undertaken similar efforts at the Holcomb Bridge Property.

Additionally, in order to maximize the total value of the portfolio, we are simultaneously making capital improvements at several other properties.

We’re confident that our continued leasing activities, combined with additional expenditures in tenant improvements, will enhance our ability to attract qualified buyers.

While market conditions will ultimately influence the timing of the sale of the entire portfolio, we will continue to dedicate resources to moving the process forward as quickly as possible.

More detailed information regarding Fund II and Fund II-OW will be provided in the Form 10-Q for the second quarter of 2003, which will be available August 14, 2003 on line at http://www.wellsref.com. For those of you who have requested printed copies, they will be mailed on or before August 14, 2003.

We appreciate your patience. Should you have any questions, we invite you to call your Wells Client Services Specialist at 800-557-4830.

Sincerely,

Richard Scott

Vice President

Accounting and Investor Relations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND II-OW Registrant

By:	WELLS CAPITAL, INC. General Partner

	By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

By:	/s/ LEO F. WELLS, III
LEO F. WELLS, III General Partner

Date: August 4, 2003

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